EXHIBIT 14.1

BIOAFFINITY TECHNOLOGIES, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

(as adopted by the Board of Directors (May 7, 2018)

1. Introduction.

1.1 The Board of Directors of bioAffinity Technologies, Inc. (the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote compliance with applicable governmental laws, rules and regulations;

(c) promote the protection of Company assets, including corporate opportunities and confidential information;

(d) promote fair dealing practices;

(e) deter wrongdoing; and

(f) ensure accountability for adherence to the Code.

1.2 All directors, officers and employees are required to be familiar with the Code and comply with its provisions.

2. Honest and Ethical Conduct.

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest.

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.

3.3 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from the General Counsel.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Board of Directors.

4. Compliance.

4.1 Employees, officers and directors should comply with all applicable laws, rules and regulations.

4.2 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the General Counsel. In addition, the Company will periodically evaluate the need for its directors, officers and employees to receive compliance-related training, subject to the availability of necessary resources.

5. Protection and Proper Use of Company Assets.

5.1 All Company assets should be used only for legitimate business purposes, though incidental personal use is permitted. Any suspected incident of fraud or theft should be reported for investigation immediately.

5.2 The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

6. Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. In addition, directors, officers and employees should use Confidential Information only for legitimate business purposes and not for personal gain. Any suspected use of Confidential Information for personal gain should be reported for investigation immediately. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

7. Enforcement.

7.1 If, after investigating a report of an alleged prohibited action by a director, executive officer or employee, the Board of Directors determines that a violation of this Code has occurred, the Board of Directors will take such preventative or disciplinary action as it deems appropriate.

7.2 The Board of Directors may, in its discretion, waive any violation of this Code.

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